UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2010

CARBON GREEN INC.
(Exact name of registrant as specified in its charter)

Nevada	333 -136027	20-4126700
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Vysoka 26, Bratislava 81106, Slovak Republic
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 421.2.5292.6300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 23, 2010, J. David Brow resigned from our board of directors. There was no disagreement between Mr. Brow and our company’s policies or procedures.

Also effective January 23, 2010, we appointed John Novak, Ken Lee, Peter Jensen and Adi Muljo to our board of directors.

John Novak, President and Director

Mr. Novak has over 22 years of experience as an entrepreneur and businessman. He is a co-founder of CBp Carbon Industries Inc. and served as its managing director, president and chief executive officer from 2004 until December, 2009, where he was responsible for all strategic matters including corporate direction, financial management and governmental relations. For the past 19 years, he has participated in the development of business ventures in Central and Eastern Europe in sectors as diverse as manufacturing, real estate development, name brand product distribution and investment. He served as a Senior Advisor to the Managing Director of Creditanstalt Bank in Austria (now a subsidiary of Bank Austria Group) where he helped create investment strategies in the burgeoning field of privatization during the 1990’s in Eastern Europe. From 2004 until 2006, Mr. Novak served as the President of the Slovak-Canadian Chamber of Commerce, regularly interacting with high level government officials and businessmen in the promotion of new business initiatives.

Ken Lee, Secretary, Vice President, Finance and Director

Mr. Lee was an owner of and chartered accountant with Jung & Lee, Chartered Accountants from November, 1980 to May, 2009. From May, 2009 to the present, he has been the owner of and a chartered accountant with Ken Lee & Company, Chartered Accountants. Mr. Lee has been a director of CBp Carbon Industries Inc. since 2006. Mr. Lee earned a Bachelor of Commerce (Accounting) from the University of British Columbia in 1973 and he received his chartered accountant designation in 1975.

Peter Jensen, Director

Mr. Jensen has been a lawyer and name partner of the law firm Jensen Lunny MacInnes in Vancouver, British Columbia, Canada since May 2009 and was a lawyer and name partner of Devlin Jensen from 1987 until April 30, 2009. He has been a member of the board of directors of CBp Carbon Industries Inc. since 2006. Mr. Jensen earned both his Bachelor of Science degree and his Bachelor of Laws degree, with a dual degree in common and civil law, in 1980 from McGill University.

Adi Muljo, Director

Mr. Muljo has been the chief financial officer, executive vice president of business development and a director of CBp Carbon Industries Inc. from 2007 until the present and has been president and chief executive officer of CBp Carbon Industries, Inc. since December, 2009. From July 20, 2009 to present, Mr. Muljo has been the director and the chairman and chief executive officer of Brand Neue Corp. (OTCBB: BRNZ). From April 14, 2009 to December, 2009, he was a director and Vice President of Business Development Asia Pacific for Verify Smart Corp. (OTCBB: VSMR). In 2004, Mr. Muljo co-founded The Spice Depot Inc. (Pink Sheets: SDEO) for which he has served as director and the chairman and chief executive officer since 2006. Between 1971 and 1998, Mr. Muljo held various senior executive positions with the Astra Group, a diversified manufacturing conglomerate in Indonesia, including General Manager of its Xerox Division and Managing Director of Inter Delta, Indonesia’s sole distributor for Kodak and Canon products. From 1981 until 1998, he was responsible for the Baltimore, MD office of the Astra Group and was in charge of overseeing the company’s expansion in North America. In 1998, Mr. Muljo founded the Maryland-based AMG Group, which continues to operate today, to promote trade between North America and several Asian and European countries. Mr. Muljo holds a B.A. in Economics (1968) and an MBA in finance (1971), both from the University of Parahyangan in Bandung, Indonesia.

There are no family relationships between our directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON GREEN INC.

By:	/s/ Peter Jensen
Peter Jensen
Director

Dated: January 28, 2010